Exhibit 99.1

Contact:
Dave Ryan	980.299.5641

Albemarle delivers revenue growth for the 11th consecutive quarter

CHARLOTTE, NC - November 7, 2018 –

Third quarter 2018 highlights:

•	Third quarter net sales were $777.7 million, an increase of 3% over the prior year; earnings were $129.7 million, or $1.20 per diluted share, an increase of 13% over the prior year

•	Third quarter adjusted EBITDA was $235.1 million, an increase of 12% over the prior year; adjusted diluted earnings per share was $1.31, an increase of 21% over the prior year

•	Completed our May 2018 accelerated share repurchase (“ASR”) program and initiated an additional $250 million ASR program, retiring approximately 4.7 million shares during the first nine months of 2018

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2018	2017	2018	2017
Net sales	$777,748	$754,866	$2,453,251	$2,214,187
Net income attributable to Albemarle Corporation	$129,745	$118,670	$563,966	$273,216
Adjusted EBITDA	$235,082	$209,383	$742,362	$639,700
Diluted earnings per share	$1.20	$1.06	$5.11	$2.43
Non-operating pension and OPEB items(a)	(0.02)	(0.01)	(0.05)	(0.02)
Non-recurring and other unusual items(a)	0.13	0.02	(1.10)	0.84
Adjusted diluted earnings per share(b)	$1.31	$1.08	$3.96	$3.26

(a)	See Non-GAAP Reconciliations for a description of the Non-operating pension and OPEB items and Non-recurring and other unusual items.

(b)	Totals may not add due to rounding.

Albemarle Corporation (NYSE: ALB) reported third quarter 2018 net sales of $777.7 million, earnings of $129.7 million and adjusted EBITDA of $235.1 million.

"Albemarle’s third quarter adjusted EBITDA was up 18% over the same period in 2017, excluding divested businesses, our eighth consecutive quarter of double-digit year over year growth," said Luke Kissam, Albemarle’s CEO. "Pricing in lithium continued as expected with prices up versus prior year. We also continue to make meaningful progress on extending our long-term lithium supply agreements. While unexpected shut downs at three of our lithium manufacturing sites resulted in volume shortfalls during the quarter, all facilities are now back on line and operating at forecasted rates."

Outlook

Based on our strong performance throughout the year, we are confirming our previous guidance, as follows:

	2018 Outlook	vs Full Year 2017
Net sales	$3.3 - $3.5 billion	7% - 14%
Adjusted EBITDA	$990 - $1,020 million	12% - 15%
Adjusted EPS (per diluted share)	$5.30 - $5.50	15% - 20%

Results

Third quarter 2018 earnings were $129.7 million, or $1.20 per diluted share, compared to $118.7 million, or $1.06 per diluted share in the third quarter 2017. The increase in 2018 was primarily driven by earnings growth in our Bromine Specialties and Catalysts reportable segments and lower costs in Corporate, in addition to strong performance in our fine chemistry solutions business. Third quarter 2018 adjusted EBITDA increased by $25.7 million, or 12.3%, compared to the prior year. Third quarter 2018 adjusted net income was $141.5 million, or $1.31 per diluted share, compared to $120.6 million, or $1.08 per diluted share, for third quarter 2017, an increase of 21.3%. See Non-GAAP Reconciliations for further details. The Company reported net sales of $777.7 million in third quarter 2018, up 3.0% from net sales of $754.9 million in the third quarter of 2017, driven by the impact of sales pricing in each of our reportable segments and increased sales volumes in our Bromine Specialties and Catalysts segments, partially offset by lower lithium volumes due to unexpected shut downs at three of our manufacturing sites and the impact of the divestiture of the polyolefin catalysts and components portion of the Performance Catalyst Solutions (“PCS”) business (“Polyolefin Catalysts Divestiture”).

For the nine months ended September 30, 2018, earnings were $564.0 million, or $5.11 per diluted share, compared to $273.2 million, or $2.43 per diluted share for the nine months ended September 30, 2017. The increase in 2018 was primarily driven by the $1.60 per diluted share gain on sale of the Polyolefin Catalysts Divestiture, earnings growth in each of our reportable segments, and a loss on early extinguishment of debt of $0.34 per diluted share recorded in 2017. For the nine months ended September 30, 2018, adjusted EBITDA increased by $102.7 million, or 16.0%, compared to the same period in 2017. For the nine months ended September 30, 2018, adjusted net income was $436.6 million, or $3.96 per diluted share, compared to $366.0 million, or $3.26 per diluted share, for the same period 2017, an increase of 21.5%. See Non-GAAP Reconciliations for further details. The Company reported net sales for the nine months ended September 30, 2018 of $2.45 billion, up from net sales of $2.21 billion for the nine months ended September 30, 2017, driven by the favorable impact of higher sales volumes, favorable pricing and currency exchange impacts in each of our reportable segments, partially offset by the impact of the Polyolefin Catalysts Divestiture.

On April 3, 2018, we closed the Polyolefin Catalysts Divestiture to W.R. Grace & Co. for net cash proceeds of approximately $413.5 million and recorded an after-tax gain of $176.7 million related to the sale of this business. The transaction includes Albemarle’s Product Development Center located in Baton Rouge, Louisiana, and operations at the Yeosu, South Korea site. The transaction does not include the organometallics or curatives portion of the PCS business. The assets and liabilities of this business are included in Assets held for sale and Liabilities held for sale in the consolidated balance sheets as of December 31, 2017.

Quarterly Segment Results

During 2018, the PCS product category merged with the Refining Solutions reportable segment to form a global business focused on catalysts. As a result, our three reportable segments include: (1) Lithium; (2) Bromine Specialties; and (3) Catalysts. For comparison purposes, prior year periods have been reclassified to conform to the current presentation.

Lithium reported net sales of $270.9 million in the third quarter of 2018, an increase of 0.6% from third quarter 2017 net sales of $269.2 million. The $1.7 million increase in net sales as compared to prior year was primarily due to approximately $16.2 million in pricing increases, partially offset by lower sales volumes due to temporary operational issues. Adjusted EBITDA for Lithium was $113.6 million, an increase of 0.6% from third quarter 2017 results of $112.9 million. The $0.7 million increase in adjusted EBITDA as compared to the prior year was primarily due to favorable pricing impacts, partially offset by higher royalty payments and decreased sales volumes.

Bromine Specialties reported net sales of $232.6 million in the third quarter of 2018, an increase of 9.2% from third quarter 2017 net sales of $212.9 million. The $19.7 million increase in net sales as compared to the prior year was primarily due to favorable pricing impacts and increased sales volumes. Adjusted EBITDA for Bromine Specialties was $78.6 million, an increase of 22.9% from third quarter 2017 results of $63.9 million. The $14.6 million increase in adjusted EBITDA as compared to the prior year was primarily due to favorable pricing impacts and increased sales volumes, partially offset by higher raw material pricing.

Catalysts reported net sales of $251.1 million in the third quarter of 2018, an increase of 2.7% from net sales of $244.6 million in the third quarter of 2017. The $6.5 million increase in net sales as compared to the prior year was primarily due to increased sales volume and favorable pricing impacts, which more than offset the $27.0 million impact of the Polyolefin Catalysts Divestiture. Adjusted EBITDA for Catalysts was $62.6 million in the third quarter of 2018, an increase of 3.7% from third quarter 2017 results of $60.4 million. The $2.2 million increase in adjusted EBITDA as compared to the prior year was primarily due to increased sales volumes and favorable pricing, partially offset by higher material costs and $1.9 million of unfavorable currency exchange impacts. Additionally, the impact of the Polyolefin Catalysts Divestiture of $10.5 million was more than offset by the $10.9 million year over year impact of Hurricane Harvey, which affected the Company in the third quarter of 2017. This includes a partial insurance claim reimbursement of $2.2 million received in the third quarter of 2018.

All Other net sales were $23.1 million in the third quarter of 2018, a decrease of 17.7% from net sales of $28.0 million in the third quarter of 2017. The $5.0 million decrease in net sales as compared to the prior year was primarily due to decreased sales volumes and unfavorable pricing impacts in our fine chemistry services business. All Other adjusted EBITDA was $4.0 million in the third quarter of 2018, an increase from third quarter 2017 results of $0.3 million. The $3.7 million increase in adjusted EBITDA as compared to the prior year was primarily due to a $2.1 million gain in the fair value of our investment in private equity securities and favorable impact of product mix, partially offset by unfavorable pricing impacts in our fine chemistry services business.

Corporate Results

Corporate adjusted EBITDA was a charge of $23.7 million in the third quarter of 2018 compared to a charge of $28.2 million in the third quarter of 2017. The improvement in Corporate adjusted EBITDA was primarily due to lower selling, general and administrative spend, partially offset by $3.5 million of unfavorable currency exchange impacts.

Income Taxes

In December 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted, requiring companies, among other things, to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and reducing the U.S. federal corporate income tax rate from 35% to 21%. The SEC staff issued SAB 118, which will allow us to record provisional amounts during a measurement period, which should not extend beyond one year from the enactment date. In the nine months ended September 30, 2018, we recorded a discrete tax benefit of $2.8 million to adjust amounts previously recorded for the one-time transition tax and a discrete tax benefit of $2.0 million for other adjustments.

Our effective income tax rates for the third quarter of 2018 and 2017 of 21.5% and 14.3%, respectively, are influenced by non-recurring, other unusual and non-operating pension and OPEB items (see notes to the condensed consolidated financial information). The increase in the effective tax rate in the third quarter of 2018 compared to 2017 was impacted by a variety of factors, primarily stemming from a change in the geographic mix of earnings. Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 18.9% and 17.0% for the third quarter of 2018 and 2017, respectively, and continue to be influenced by the level and geographic mix of income. Our effective income tax rates for the nine months ended September 30, 2018 and 2017 were 20.1% and 17.6%, respectively, and our adjusted effective income tax rates for the nine months ended September 30, 2018 and 2017 were 22.2% and 19.5%, respectively.

Cash Flow

Our cash from operations was approximately $376.9 million for the nine months ended September 30, 2018, an increase of $302.1 million versus the same period in 2017, primarily due to changes in working capital, including the payment of approximately $255 million in taxes related to the sale of the Chemetall Surface Treatment business in 2017, as well as increased earnings in each of our reportable segments and increased dividends received from unconsolidated investments in 2018. Capital expenditures were $471.7 million as compared to $187.5 million in the first nine months of 2017, with the increase driven largely by expansion investment in our Lithium business.

We had $641.2 million in cash and cash equivalents at September 30, 2018, as compared to $1.14 billion at December 31, 2017. During the first nine months of 2018, cash on hand, cash provided by operations and net proceeds from divestitures funded $135.8 million of commercial paper note repayments, net of borrowings, $471.7 million of capital expenditures for plant, machinery and equipment, and mining resource development, dividends to shareholders of $108.9 million and $500.0 million of accelerated share repurchase programs. Under our accelerated share repurchase programs we received and retired approximately 4.7 million shares of our common stock during the first nine months of 2018, approximately 2.3 million shares of which were received and retired during the third quarter of 2018. Any remaining shares to be delivered under the August 2018 accelerated share repurchase program is expected to be received and retired by the end of 2018.

Earnings Call

The Company’s performance for the third quarter ended September 30, 2018 will be discussed on a conference call at 9:00 AM Eastern time on November 8, 2018. The call can be accessed by dialing 800-230-3019 (International Dial-In # 617-597-5413), and entering conference ID 98486204. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 5,000 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to product development, production capacity, committed volumes, market trends, pricing, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects form terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$777,748	$754,866	$2,453,251	$2,214,187
Cost of goods sold	497,211	479,210	1,556,379	1,411,614
Gross profit	280,537	275,656	896,872	802,573
Selling, general and administrative expenses	100,167	106,471	325,174	331,984
Research and development expenses	16,610	21,763	53,670	63,423
Gain on sale of business	—	—	(218,705)	—
Operating profit	163,760	147,422	736,733	407,166
Interest and financing expenses	(12,988)	(15,792)	(39,834)	(98,895)
Other income (expenses), net	3,793	(1,986)	(31,906)	(3,399)
Income before income taxes and equity in net income of unconsolidated investments	154,565	129,644	664,993	304,872
Income tax expense	33,167	18,495	133,630	53,596
Income before equity in net income of unconsolidated investments	121,398	111,149	531,363	251,276
Equity in net income of unconsolidated investments (net of tax)	22,081	19,044	61,727	55,263
Net income	143,479	130,193	593,090	306,539
Net income attributable to noncontrolling interests	(13,734)	(11,523)	(29,124)	(33,323)
Net income attributable to Albemarle Corporation	$129,745	$118,670	$563,966	$273,216
Basic earnings per share	$1.21	$1.07	$5.16	$2.46
Diluted earnings per share	$1.20	$1.06	$5.11	$2.43

Weighted-average common shares outstanding – basic	107,315	110,476	109,223	111,049
Weighted-average common shares outstanding – diluted	108,302	111,975	110,276	112,456

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$641,226	$1,137,303
Other current assets	1,418,351	1,301,108
Assets held for sale	—	39,152
Total current assets	2,059,577	2,477,563
Property, plant and equipment	4,571,779	4,124,335
Less accumulated depreciation and amortization	1,746,414	1,631,025
Net property, plant and equipment	2,825,365	2,493,310
Noncurrent assets held for sale	—	139,813
Other assets and intangibles	2,602,253	2,640,086
Total assets	$7,487,195	$7,750,772
LIABILITIES AND EQUITY
Current portion of long-term debt	$286,188	$422,012
Other current liabilities	840,821	776,975
Liabilities held for sale	—	1,938
Total current liabilities	1,127,009	1,200,925
Long-term debt	1,411,605	1,415,360
Noncurrent liabilities held for sale	—	614
Other noncurrent liabilities	883,820	945,788
Deferred income taxes	378,484	370,389
Albemarle Corporation shareholders’ equity	3,528,844	3,674,549
Noncontrolling interests	157,433	143,147
Total liabilities and equity	$7,487,195	$7,750,772

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Cash and cash equivalents at beginning of year	$1,137,303	$2,269,756
Cash and cash equivalents at end of period	$641,226	$1,045,339
Sources of cash and cash equivalents:
Net income	$593,090	$306,539
Cash proceeds from divestitures, net	413,479	6,857
Proceeds from borrowings of long-term debt	—	27,000
Other borrowings, net	—	79,203
Dividends received from unconsolidated investments and nonmarketable securities	32,794	11,900
Proceeds from exercise of stock options	2,302	7,011
Uses of cash and cash equivalents:
Working capital changes	(131,813)	(398,913)
Capital expenditures	(471,675)	(187,519)
Acquisitions, net of cash acquired	(11,403)	(45,406)
Repayments of long-term debt	—	(753,209)
Repurchases of common stock	(500,000)	(250,000)
Repayments of other borrowings, net	(134,505)	—
Pension and postretirement contributions	(11,068)	(9,607)
Dividends paid to shareholders	(108,922)	(105,205)
Fees related to early extinguishment of debt	—	(46,959)
Dividends paid to noncontrolling interests	(14,756)	(27,791)
Non-cash and other items:
Depreciation and amortization	150,511	144,087
Gain on sale of business	(218,705)	—
Gain on acquisition	—	(6,025)
Pension and postretirement (benefit) expense	(2,708)	67
Loss on early extinguishment of debt	—	52,801
Deferred income taxes	43,400	4,677
Equity in net income of unconsolidated investments (net of tax)	(61,727)	(55,263)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales:
Lithium	$270,928	$269,238	$886,523	$729,288
Bromine Specialties	232,616	212,923	678,769	636,059
Catalysts	251,139	244,594	796,822	756,407
All Other	23,065	28,021	90,978	91,144
Corporate	—	90	159	1,289
Total net sales	$777,748	$754,866	$2,453,251	$2,214,187

Adjusted EBITDA:
Lithium	$113,629	$112,944	$386,260	$327,996
Bromine Specialties	78,585	63,936	217,921	194,499
Catalysts	62,602	60,394	205,534	197,570
All Other	3,968	306	7,729	7,906
Corporate	(23,702)	(28,197)	(75,082)	(88,271)
Total adjusted EBITDA	$235,082	$209,383	$742,362	$639,700

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also posted in the Investors section of our website at www.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except percentages and per share amounts	2018	2017	2018	2017
Net income attributable to Albemarle Corporation	$129,745	$118,670	$563,966	$273,216
Add back:
Non-operating pension and OPEB items (net of tax)	(1,856)	(694)	(5,595)	(2,093)
Non-recurring and other unusual items (net of tax)	13,568	2,575	(121,731)	94,918
Adjusted net income attributable to Albemarle Corporation	$141,457	$120,551	$436,640	$366,041

Adjusted diluted earnings per share	$1.31	$1.08	$3.96	$3.26

Weighted-average common shares outstanding – diluted	108,302	111,975	110,276	112,456

Net income attributable to Albemarle Corporation	$129,745	$118,670	$563,966	$273,216
Add back:
Interest and financing expenses	12,988	15,792	39,834	98,895
Income tax expense	33,167	18,495	133,630	53,596
Depreciation and amortization	49,707	49,895	150,511	144,087
EBITDA	225,607	202,852	887,941	569,794
Non-operating pension and OPEB items	(2,195)	(1,028)	(6,596)	(3,144)
Non-recurring and other unusual items (excluding items associated with interest expense)	11,670	7,559	(138,983)	73,050
Adjusted EBITDA	$235,082	$209,383	$742,362	$639,700

Net sales	$777,748	$754,866	$2,453,251	$2,214,187
EBITDA margin	29.0%	26.9%	36.2%	25.7%
Adjusted EBITDA margin	30.2%	27.7%	30.3%	28.9%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended September 30, 2018:
Net income (loss) attributable to Albemarle Corporation	$90,313	$67,967	$50,491	$208,771	$1,978	$(81,004)	$129,745	16.7%
Depreciation and amortization	23,370	10,618	12,111	46,099	1,990	1,618	49,707	6.4%
Non-recurring and other unusual items	(54)	—	—	(54)	—	11,724	11,670	1.5%
Interest and financing expenses	—	—	—	—	—	12,988	12,988	1.7%
Income tax expense	—	—	—	—	—	33,167	33,167	4.2%
Non-operating pension and OPEB items	—	—	—	—	—	(2,195)	(2,195)	(0.3)%
Adjusted EBITDA	$113,629	$78,585	$62,602	$254,816	$3,968	$(23,702)	$235,082	30.2%

Three months ended September 30, 2017:
Net income (loss) attributable to Albemarle Corporation	$89,745	$53,760	$47,846	$191,351	$(1,776)	$(70,905)	$118,670	15.7%
Depreciation and amortization	22,316	10,176	13,798	46,290	2,082	1,523	49,895	6.6%
Non-recurring and other unusual items	883	—	(1,250)	(367)	—	7,926	7,559	1.0%
Interest and financing expenses	—	—	—	—	—	15,792	15,792	2.1%
Income tax expense	—	—	—	—	—	18,495	18,495	2.4%
Non-operating pension and OPEB items	—	—	—	—	—	(1,028)	(1,028)	(0.1)%
Adjusted EBITDA	$112,944	$63,936	$60,394	$237,274	$306	$(28,197)	$209,383	27.7%

Nine months ended September 30, 2018:
Net income (loss) attributable to Albemarle Corporation	$315,939	$187,176	$387,038	$890,153	$1,659	$(327,846)	$563,966	23.0%
Depreciation and amortization	71,760	30,745	37,201	139,706	6,070	4,735	150,511	6.2%
Non-recurring and other unusual items	(1,439)	—	(218,705)	(220,144)	—	81,161	(138,983)	(5.7)%
Interest and financing expenses	—	—	—	—	—	39,834	39,834	1.6%
Income tax expense	—	—	—	—	—	133,630	133,630	5.5%
Non-operating pension and OPEB items	—	—	—	—	—	(6,596)	(6,596)	(0.3)%
Adjusted EBITDA	$386,260	$217,921	$205,534	$809,715	$7,729	$(75,082)	$742,362	30.3%

Nine months ended September 30, 2017:
Net income (loss) attributable to Albemarle Corporation	$249,178	$164,193	$158,806	$572,177	$1,622	$(300,583)	$273,216	12.3%
Depreciation and amortization	62,841	30,306	40,014	133,161	6,284	4,642	144,087	6.5%
Non-recurring and other unusual items (excluding items associated with interest expense)	15,977	—	(1,250)	14,727	—	58,323	73,050	3.3%
Interest and financing expenses	—	—	—	—	—	98,895	98,895	4.5%
Income tax expense	—	—	—	—	—	53,596	53,596	2.4%
Non-operating pension and OPEB items	—	—	—	—	—	(3,144)	(3,144)	(0.1)%
Adjusted EBITDA	$327,996	$194,499	$197,570	$720,065	$7,906	$(88,271)	$639,700	28.9%

Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest cost	$8,509	$8,960	$25,636	$26,738
Expected return on assets	(10,704)	(9,988)	(32,232)	(29,882)
Total	$(2,195)	$(1,028)	$(6,596)	$(3,144)

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Utilization of inventory markup(1)	$—	$—	$—	$0.16
Restructuring and other(2)	0.04	—	0.04	0.11
Acquisition and integration related costs(3)	0.03	0.02	0.10	0.18
Albemarle Foundation contribution(4)	—	—	0.10	—
Gain on sale of business(5)	—	—	(1.60)	—
Gain on acquisition(6)	—	0.01	—	(0.05)
Legal accrual(7)	0.02	—	0.21	—
Loss on extinguishment of debt(8)	—	—	—	0.34
Multiemployer plan shortfall contributions(9)	—	0.01	—	0.04
Other(10)	0.04	(0.01)	0.16	0.04
Discrete tax items(11)	—	(0.01)	(0.11)	0.02
Total non-recurring and other unusual items	$0.13	$0.02	$(1.10)	$0.84

(1)
In connection with the acquisition of the lithium hydroxide and lithium carbonate conversion business of Jiangxi Jiangli New Materials Science and Technology Co. Ltd. (“Jiangli New Materials”), the Company valued inventory purchased from Jiangli New Materials at fair value, which resulted in a markup of the underlying net book value of the inventory totaling approximately $23.1 million. The inventory markup was expensed over the estimated remaining selling period. For the three and nine months ended September 30, 2017, $0.6 million and $23.1 million ($0.2 million and $17.8 million after income taxes, or less than $0.01 and $0.16 per share), respectively, was included in Cost of goods sold related to the utilization of the inventory markup.

(2)
Included in Selling, general and administrative expenses for the three and nine months ended September 30, 2018 is $3.7 million (or $0.04 per share) related to expected severance payments as part of a business reorganization plan.

The nine months ended September 30, 2017 included restructuring costs in each of our reportable segments at several locations, primarily at our Lithium site in Germany. These restructuring costs are included in the consolidated statements of income as follows (in millions, except per share amounts):

Nine Months Ended
September 30, 2017
Restructuring and other costs:
Cost of goods sold	$2.9
Selling, general and administrative expenses	8.4
Research and development expenses	5.8
Total	$17.1
Total restructuring and other costs, after income taxes	$13.0
Total restructuring and other costs, per diluted share	$0.11

(3)
Acquisition and integration related costs for the three and nine months ended September 30, 2018 and 2017 related to various significant projects. Acquisition and integration related costs are included in the consolidated statements of income as follows (in millions, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Acquisition and integration related costs:
Cost of goods sold	$0.9	$1.8	$2.9	$12.5
Selling, general and administrative expenses	3.4	3.8	10.2	13.9
Total	$4.3	$5.6	$13.1	$26.4
Total acquisition and integration related costs, after income taxes	$3.5	$2.6	$10.7	$20.1
Total acquisition and integration related costs, per diluted share	$0.03	$0.02	$0.10	$0.18

(4)
Included in Selling, general and administrative expenses for the nine months ended September 30, 2018 is a $15.0 million ($11.5 million after income taxes, or $0.10 per share) charitable contribution, using a portion of the proceeds received from the Polyolefin Catalysts Divestiture, to the Albemarle Foundation, a non-profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where our employees live and operate. This contribution is in addition to the normal annual contribution made to the Albemarle Foundation by the Company, and is significant in size and nature in that it is intended to provide more long-term benefits in the communities where we live and operate.

(5)
Included in Gain on sale of business, for the nine months ended September 30, 2018 is $218.7 million ($176.7 million after discrete income taxes, or $1.60 per share) related to the Polyolefin Catalysts Divestiture.

(6)
Included in Other income (expenses), net for the nine months ended September 30, 2017 is a gain of $6.0 million ($5.4 million after income taxes, or $0.05 per share) relating to the acquisition of the remaining 50% interest in the Sales de Magnesio Ltda. joint venture in Chile. During the three months ended September 30, 2017 we adjusted this gain to reduce it by $1.4 million ($0.6 million after income taxes, or $0.01 per share). The gain was calculated based on the difference between the purchase price and the book value of the investment.

(7)
Included in Other income (expenses), net, for the three and nine months ended September 30, 2018 are charges of $0.4 million ($2.8 million including the adjustment of previously recorded income taxes, or

$0.03 per share) and $10.8 million (or $0.10 per share), respectively, related to a legal accrual resulting from a settlement in a legal matter related to guarantees from a previously disposed business. In addition, Other income (expenses), net, for the three and nine months ended September 30, 2018 include a gain of $1.4 million ($1.1 million after income taxes, or $0.01 per share) and a charge of $16.2 million ($12.5 million after income taxes, or $0.11 per share), respectively, for a legal accrual relating to a jury rendered verdict against Albemarle related to certain business concluded under a 2014 sales agreement for products that Albemarle no longer manufactures. Both matters have been resolved and paid during the three months ended September 30, 2018.

(8)
Included in Interest and financing expenses for the nine months ended September 30, 2017 is a loss on early extinguishment of debt of $52.8 million ($38.1 million after income taxes, or $0.34 per share) related to the tender premiums, fees, unamortized discounts and unamortized deferred financings costs from the redemption of the 3.00% Senior notes, €307.0 million of the 1.875% Senior notes and $174.7 million of the 4.50% Senior notes.

(9)
Included in Selling, general and administrative expenses for the nine months ended September 30, 2017 is $2.0 million ($1.4 million after income taxes, or $0.01 per share) for increased capital reserve contributions to a multiemployer plan, which is subject to a financial improvement plan. In addition, for the three and nine months ended September 30, 2017, capital reserve contributions for this multiemployer plan of $1.6 million and $4.6 million ($0.6 million and $2.8 million after income taxes, or $0.01 and $0.03 per share), respectively, included in Other income (expenses), net, have been made to indemnify previously divested businesses.

(10)	Other adjustments for the three months ended September 30, 2018 included amounts recorded in:

•	Cost of goods sold - $3.8 million for the write-off of fixed assets related to a major capacity expansion in our Jordanian joint venture.

•
Selling, general and administrative expenses - $0.1 million gain related to a refund from Chilean authorities due to an overpayment made in a prior year, partially offset by a $1.2 million contribution, using a portion of the proceeds received from the Polyolefin Catalysts Divestiture, to schools in the state of Louisiana for qualified tuition purposes. This contribution is significant in size and is intended to provide long-term benefits for families in the Louisiana community.

•	Other income (expenses), net - $0.2 million gain related to the revision of previously recorded expenses of disposed businesses.
After income taxes, these charges totaled $4.4 million, or $0.04 per share.

Other adjustments for the nine months ended September 30, 2018 included amounts recorded in:

•	Cost of goods sold - $4.9 million for the write-off of fixed assets related to a major capacity expansion in our Jordanian joint venture.

•
Selling, general and administrative expenses - $1.5 million gain related to a refund from Chilean authorities due to an overpayment made in a prior year, partially offset by a $1.2 million contribution, using a portion of the proceeds received from the Polyolefin Catalysts Divestiture, to schools in the state of Louisiana for qualified tuition purposes. This contribution is significant in size and is intended to provide long-term benefits for families in the Louisiana community.

•
Other income (expenses), net - $15.6 million related to environmental charges related to a site formerly owned by Albemarle and $0.8 million of charges related to the revision of previously recorded expenses of disposed businesses.

After income taxes, these charges totaled $17.3 million, or $0.16 per share.

Other adjustments for the three months ended September 30, 2017 included amounts recorded in:

•	Cost of goods sold - $1.3 million reversal of deferred income related to an abandoned project at an unconsolidated investment.

•
Other income (expenses), net - $1.1 million related to a reversal of a liability associated with the previous disposal of a property, partially offset by the revision of tax indemnification expenses of $0.7 million primarily related to the filing of tax returns for a previously disposed business.

After income taxes, these net gains totaled $1.1 million, or $0.01 per share.

Other adjustments for the nine months ended September 30, 2017 included amounts recorded in:

•	Cost of goods sold - $1.3 million reversal of deferred income related to an abandoned project at an unconsolidated investment.

•	Selling, general and administrative expenses - $1.0 million gain related to a reversal of an accrual recorded as part of purchase accounting from a previous acquisition.

•
Other income (expenses), net - $4.1 million of charges associated with the final settlements of previously disposed businesses, $3.2 million of asset retirement obligation charges related to the revision of an estimate at a site formerly owned by Albemarle and $1.9 million of tax indemnification expenses primarily related to a competent authority agreement for a previously disposed business, partially offset by a reversal of a liability associated with the previous disposal of a property of $1.1 million.

After income taxes, these charges totaled $4.5 million, or $0.04 per share.

(11)
Included in Income tax expense for the three and nine months ended September 30, 2018 are discrete net tax expenses (benefits), excluding the discrete tax expense on the gain of sale of business noted above, of $0.2 million, or less than $0.01 per share, and ($11.6) million, or ($0.11) per share, respectively. The net expense for the three months is primarily related to $1.9 million expense recorded for stock-based compensation arrangements and $1.7 million expense for adjustments related to the accounting for the TCJA, partially offset by a $2.0 million benefit from foreign accrual to return adjustments and a $1.2 million benefit from the release of foreign valuation allowances. The net benefit for the nine months is primarily related to an $8.0 million benefit for tax accounting method changes, a $4.8 million benefit for adjustments related to the accounting for the TCJA, $5.4 million excess tax benefits realized from stock-based compensation arrangements, and a $2.0 million benefit from foreign accrual to return adjustments, partially offset by $7.3 million expense for adjustments to foreign valuation allowances.

Included in Income tax expense for the three and nine months ended September 30, 2017 are discrete net tax (benefits) expenses of ($0.4) million, or ($0.01) per share, and $2.7 million, or $0.02 per share, respectively. The net benefit for the three months is primarily related to a $2.2 million benefit from the excess tax benefits realized from stock-based compensation arrangements, and $1.0 million from the release of valuation allowances due to a foreign restructure plan, partially offset by expenses from accrual to return and rate changes of $2.8 million. The net expense for the nine months is primarily related to foreign rate changes of $14.8 million and accrual to return adjustments of $7.9 million, partially offset by a $10.8 million benefit from the release of valuation allowances due to a foreign restructuring plan, $2.3 million from release of unrecognized tax benefits, and $6.9 million benefit from excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended September 30, 2018:
As reported	$154,565	$33,167	21.5%
Non-recurring, other unusual and non-operating pension and OPEB items	9,475	(2,237)
As adjusted	$164,040	$30,930	18.9%

Three months ended September 30, 2017:
As reported	$129,644	$18,495	14.3%
Non-recurring, other unusual and non-operating pension and OPEB items	6,531	4,650
As adjusted	$136,175	$23,145	17.0%

Nine months ended September 30, 2018:
As reported	$664,993	$133,630	20.1%
Non-recurring, other unusual and non-operating pension and OPEB items	(145,579)	(18,253)
As adjusted	$519,414	$115,377	22.2%

Nine months ended September 30, 2017:
As reported	$304,872	$53,596	17.6%
Non-recurring, other unusual and non-operating pension and OPEB items	122,707	29,882
As adjusted	$427,579	$83,478	19.5%